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                                                                     EXHIBIT 2.2


                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (hereinafter referred to as the "Plan") is adopted and agreed to as of this 1st day of August, 1998, by and between Power Exploration, Inc., a Nevada corporation (hereinafter referred to as "NEVADA"), Power Exploration, Inc., a Colorado corporation (hereinafter referred to as "COLORADO"). Together, NEVADA and COLORADO are hereinafter sometimes referred to as the "Constituent Corporations."

     WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable for the mutual benefit of the Constituent Corporations and the mutual benefit of the stockholders of the Constituent Corporations that COLORADO be merged with and into the NEVADA in accordance with the provision of the Corporation Law of the State of Nevada and Colorado upon the terms and conditions hereinafter provided (the "Merger"), and such Boards of Directors and stockholders have approved and adopted this Plan.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants contained herein, the Constituent Corporations adopt and agree to this Plan and prescribe the terms and conditions of the Merger and the mode of carrying the same into effect as follows:

     ARTICLE I. MERGER
     -----------------

     1.1 The Merger shall be effective upon the issuance of a Certificate of Merger by the Nevada Secretary of State with respect thereto (sometimes hereinafter referred to as the "Effective Time"), at which time the Constituent Corporations shall merge and become a single corporation.

     1.2 NEVADA shall be the surviving corporation and shall succeed to all the rights, privileges, immunities, franchises, debts due, liabilities, obligations and powers of COLORADO and shall continue to be subject to all the duties and liabilities of a corporation organized under the Corporation Law of the State of Nevada (hereinafter, NEVADA will sometimes be referred to as the "Surviving Corporation" as of the Effective Time or thereafter).

     l.3 The effect of the Merger shall be as provided in the applicable provisions of the Corporation Law of the State of Nevada.

     ARTICLE II. SURVIVING CORPORATION
     ---------------------------------

     2.1 The Certificate of Incorporation of NEVADA as amended and restated to read as set forth in Attachment A hereto shall be in full force and effect as the Certificate of Incorporation of the Surviving Corporation, until it shall thereafter be further amended in accordance with law.

     2.2 The Bylaws of NEVADA as amended and restated to read as set forth in Attachment B hereto, shall be in full force and effect as the Bylaws of the Surviving

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Corporation until they shall thereafter be further amended in accordance with law.

     2.3 The officers and Board of Directors of the Surviving Corporation shall be:

     Directors: M.O. Rife III, Guy Pyron, Joe Bill Bennett, Jack Gallacher and
                Thom Schliem


     Officers: Guy Pyron, Joe Bill Bennett, Mark Zouvas and Pattye Hill


     Such persons shall serve in such positions until their successors are duly elected and qualified under the provisions of the Bylaws of the Surviving Corporation, or until their earlier death, resignation or removal.

     ARTICLE III. EFFECT OF MERGER AND INVESTMENT UPON THE SHARES OF THE CONSTITUENT CORPORATIONS

     3.1 (a) Conversion of NEVADA Shares. As of the Effective Time, all of the shares of NEVADA common stock (the "Old NEVADA Stock"), $0.02 par value, issued and outstanding prior to the Effective Time shall be converted into and become as a matter of law and without any action on the part of the holder thereof 10 shares of the Surviving Stock (the "NEVADA Shares"). At the Effective Time, the former stockholder of record of the Old NEVADA stock shall receive that number of the shares of the Surviving Stock.

          (b) Conversion of COLORADO Shares. As of the Effective Time, all of the shares of COLORADO common stock (the "Old COLORADO Stock"), $0.02 par value, issued and outstanding prior to the Effective Time shall be converted into and become as a matter of law and without any action on the part of the holder thereof 11,060,925 shares of the Surviving Stock (the "NEVADA Shares"). At the Effective Time, each former stockholder of record of the Old COLORADO Stock shall receive the same number of the shares of the Surviving Stock as they previously owned.

          (c) As a result of paragraphs 3.1(a) and 3.1(b), the stockholders of the Surviving Corporation shall be as follows:


                                                  Surviving Corporation

          Name                                    Shares           %
          ----                                    ------           -

          COLORADO                                11,060,925      100

          Current Shareholders of NEVADA                  10        0

          Total                                   11,060,935      100
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     3.2  Within ten (10) days after execution of this Agreement, the Surviving
Corporation shall cause a Certificate of Merger to be issued by the Nevada Secretary of State.

     3.3 As of the Effective Time, the retained earnings of the Surviving Corporation shall be increased by the stated capital, capital surplus and retained earnings of COLORADO.

     3.4 Upon receipt of certificates representing the shares of NEVADA and COLORADO common stock issued and outstanding immediately prior to the Effective Time, NEVADA shall cause a certificate representing the number of shares of the Surviving Corporation stock which such holder is entitled to receive respectively.

     ARTICLE IV. TERMINATION
     -----------------------

     4.1  This Agreement may be terminated at any time prior to the Effective
Time:

     (a)  by the mutual consent of the parties; or

     (b) by either NEVADA or COLORADO if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and non-appealable.

     4.2 In the event of the termination, this Agreement shall become void and have no effect, without any liability on the part of any part or its directors, officers or stockholders.

     ARTICLE V. MISCELLANEOUS
     ------------------------

     5.1 The Surviving Corporation shall cause the Surviving Stock to become eligible for the trading on the OTC Bulletin Board as soon as practicable following the Effective Time. In the event that such common stock does not become so eligible for trading, each of the holders of shares of the Old NEVADA Stock at the Effective Time shall surrender to the Surviving Corporation all shares of the Surviving Corporation's common stock received under Section 3.1 for cancellation.

     5.2 This Plan shall be construed and interpreted according to the laws of the State of Nevada.

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         5.3 This Plan may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, NEVADA and COLORADO have caused their respective corporate seals to be hereunto affixed and these presents to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

POWER EXPLORATION, INC.                POWER EXPLORATION, INC.
A COLORADO CORPORATION                 A NEVADA COLORADO


By: /s/ JOE BILL BENNETT               By: /s/ MARK ZOUVAS
   --------------------------------       ---------------------------------
   Joe Bill Bennett, Executive Vice       Mark Zouvas, Incorporator
   President